ATTACHMENT A

          To the Amended and Restated Mutual Fund Custody Agreement
                            dated October 16, 1998
               Between The Victory Variable Insurance Funds and
                       Key Trust Company of Ohio, N.A.

NAME OF FUND

o     Investment Quality Bond Fund

o     Diversified Stock Fund

o     Small Company Opportunity Fund